EXHIBIT 2.2

                             CERTIFICATE OF OFFICERS

         In connection with that certain Investment Agreement dated as of February 5th, 2004, by and between CYBER HOLDINGS CO., LTD., a corporation organized and existing under the laws of Japan ("Cyber") and IA GLOBAL, INC., a corporation organized and existing under the laws of the State of Delaware ("IAG") (the "Investment Agreement"); in relation to the sale of common stock in FAN CLUB ENTERTAINMENT CO., LTD. a corporation organized and existing under the laws of Japan ("FCE"), the undersigned officers of FCE hereby certify as follows:

1) All representations and warranties made by FCE in the Investment Agreement are true and correct as of the date thereof, to the best knowledge of the undersigned officers.

2) Attached hereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Investment Agreement.

3) Attached hereto are true and complete copies of all documents filed with the Japanese Ministry of Legal Affairs in connection performance of the Investment Agreement and the issuance of the Purchased Shares (as such term is defined in the Investment Agreement).


 /s/ Kazunori Ito
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 KAZUNORI ITO